Exhibit 4.10

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of             , by and between NaaS Technology Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and              (the “Indemnitee”).

RECITALS

A. The Company (f/k/a RISE Education Cayman Ltd), Dada Auto Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Dada”), Dada Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) and Dada Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub II”) are parties to an agreement and plan of merger, dated as of February 8, 2022 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Dada, with Dada continuing as the surviving corporation (the “Merger”) and for the merger of the surviving corporation from the Merger with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Second Merger”, together with the Merger, the “Mergers”), upon the terms and subject to the conditions set forth in the Merger Agreement.

B. At the Closing (as defined in the Merger Agreement), the board of directors of the Company (the “Company Board”) intends to appoint certain individuals to serve on the Company Board and certain directors serving on the Company Board immediately prior to the Closing intend to resign from their positions on the Company Board.

C. Pursuant to Section 8.03 of the Merger Agreement, the Company wishes to provide indemnification and expense advances to each such resigning director and each new director appointed to serve on the Company Board after the Closing.

D. In view of the considerations set forth above, the Company desires that the Indemnitee be indemnified by the Company as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee hereby agree as follows:

1. Indemnification.

(a) Indemnification. Subject to Section 8 below, the Company shall indemnify and hold harmless the Indemnitee to the fullest extent permitted by law if the Indemnitee was or is or becomes a party to or witness of or other participant in, or is threatened to be made a party to or witness of, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that the Indemnitee reasonably believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (including any appeal therefrom, and any direct or derivative action by or in the right of the Company) (hereinafter, a “Claim”) (i) by reason of the fact that the Indemnitee is or was a director or officer of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director or an officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the Indemnitee while serving in such capacity, or (ii) as a direct or indirect result of any Claim (A) made by any shareholder of the Company or any subsidiary of the Company against the Indemnitee, or (B) made by a third party (including any Governmental Authorities) against the Indemnitee based on any misstatement or omission of a material fact by the Company (regardless of whether such misstatement or omission of a material fact was made after the Closing, or prior to the Closing by the Company in connection with the Mergers, Dada or the business of Dada or any subsidiary of Dada) in violation of any duty of disclosure imposed on the Company or any subsidiary of the Company by any federal or state securities or common laws (each event as set forth in clauses (i) or (ii), an “Indemnification Event”) against any and all Expenses (as defined in Section 10(c) hereof), judgment, fines, penalties and amounts paid in settlement reasonably incurred by the Indemnitee in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness of, or responding to, or objecting to, a request to provide discovery in, or participating in (including on appeal) such Claim.

(b) Contribution. If the indemnification provided for in Section 1(a) for any reason other than the statutory limitations of applicable law or as provided in Section 8, is held by a final decision by a court of competent jurisdiction or an arbitral tribunal to be unavailable to the Indemnitee in respect of any losses, claims, damages, expenses or liabilities in which the Company is jointly liable with the Indemnitee, as the case may be (or would be jointly liable if joined), then the Company, in lieu of indemnifying the Indemnitee thereunder, shall contribute to the amount actually and reasonably incurred and paid or payable by the Indemnitee as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and the Indemnitee, and (ii) the relative fault of the Company and the Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such losses, claims, damages, expenses or liabilities.

The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 1(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(c) Survival Regardless of Investigation. The indemnification and contribution provided for in this Section 1 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee.

2. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. Except as prohibited by applicable law, the Company shall advance all Expenses incurred by the Indemnitee in connection with any Indemnification Event (including all Expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Claim relating to such Indemnification Event). Subject to Section 8, the Indemnitee hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, a final decision by a court of competent jurisdiction or an arbitral tribunal shall determine that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the memorandum and articles of association of the Company, or applicable law. The advances to be made hereunder shall be paid by the Company to the Indemnitee as soon as practicable but in any event no later than fifteen (15) days after written demand by the Indemnitee therefor to the Company.

(b) Notice by Indemnitee. The Indemnitee shall give the Company notice in writing promptly after receipt of notice of commencement of any Claim or the threat of the commencement of any Claim, made against the Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be delivered in accordance with Section 14 hereof. The failure of the Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

(c) No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b), the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt written notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in any applicable policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee in connection with the Claim, all amounts payable as a result of such Claim in accordance with the terms of such policies, provided, however, that nothing contained in this Section 2(d) shall excuse the Company from its obligations to pay or advance any Expenses to the Indemnitee as provided herein.

(e) Application for Enforcement. In the event the Company fails to make timely payments as set forth in this Agreement, the Indemnitee shall have the right to apply to any court of competent jurisdiction or an arbitral tribunal for the purpose of specifically enforcing the Indemnitee’s right to indemnification or advancement of expenses pursuant to this Agreement.

(f) Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim, with counsel reasonably approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Claim; provided that, (i) the Indemnitee shall have the right to employ the Indemnitee’s counsel in any such Claim at the Indemnitee’s expense; (ii) the Indemnitee shall have the right to employ its own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (iii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (C) the Company shall not in fact continue to retain such counsel to defend such Claim, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company. The Company shall conduct the defense of such Claim in good faith and in consultation with the Indemnitee and legal counsel, and the Company shall not settle any claim against the Indemnitee without the express written consent of the Indemnitee which shall not be unreasonably withheld.

3. Additional Indemnification Rights; Non-exclusivity.

(a) Scope. The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law (except as provided in Section 8) with respect to Claims for Indemnification Events, even if such indemnification is not specifically authorized by the other provisions of this Agreement, any other agreement or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Cayman Islands company to indemnify a member of its Board of Directors or an officer, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Cayman Islands company to indemnify a member of its Board of Directors or an officer, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 8.

(b) Non-exclusivity. Notwithstanding anything in this Agreement, the right to indemnification provided by this Agreement shall be in addition to any rights to which the Indemnitee may be entitled under any applicable law (including the laws of the Cayman Islands), any agreement, any vote of shareholders or disinterested directors, or otherwise. Notwithstanding anything in this Agreement, the indemnification provided under this Agreement shall continue as to the Indemnitee for any action the Indemnitee took or did not take while serving in an indemnified capacity even though the Indemnitee may have ceased to serve in such capacity and such indemnification shall inure to the benefit of the Indemnitee from and after the Indemnitee’s first day of service as a director or an officer of the Company or affiliation with a director or an officer from and after the date the Indemnitee commences services as the Indemnitee a director or an officer of the Company.

4. No Duplication of Payments. Notwithstanding anything to the contrary in this Agreement, the Company shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment under any directors’ and officers’ liability insurance policy maintained by the Company of the amounts otherwise indemnifiable hereunder.

5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for any portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.

6. Mutual Acknowledgement. The Company and the Indemnitee acknowledge that in certain instances, applicable law or public policy may prohibit the Company from indemnifying its directors, officers, employees, controlling persons, agents or fiduciaries under this Agreement or otherwise.

7. Liability Insurance. To the extent the Company maintains liability insurance applicable to its directors or officers, the Company shall use commercially reasonable efforts to provide that the Indemnitee shall be covered by such policies in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers.

8. Exceptions. Any other provision herein to the contrary notwithstanding but without prejudice to the Company’s obligations under Section 2, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims under Section 16(b). to indemnify the Indemnitee for expenses and the payment of profits or an accounting thereof arising from the purchase and sale by the Indemnitee of securities in violation the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar provisions of any international, federal, state or local statutory law;

(b) Unauthorized Settlements. to indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld;

(c) Unlawful Indemnification. to indemnify the Indemnitee if a final decision by a court of competent jurisdiction or an arbitral tribunal shall determine that such indemnification is not lawful under applicable law; in this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication;

(d) Fraud. to indemnify the Indemnitee if a final decision by a court of competent jurisdiction in the matter or an arbitral tribunal shall determine that the Indemnitee has committed fraud on the Company; or

(e) Company Contracts. subject to Section 13, to indemnify the Indemnitee with respect to any Claim related to any dispute or breach arising under any contract or similar obligation between the Company and the Indemnitee.

9. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against the Indemnitee, the Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five (5)-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

10. Construction of Certain Phrases and Interpretation.

(a) For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that if the Indemnitee is or was or may be deemed a director or officer of such constituent corporation, or is or was or may be deemed to be serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, the Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as the Indemnitee would have with respect to such constituent corporation if its separate existence had continued. For the avoidance of doubt, the “Company” as used in this Agreement shall include the Company’s predecessor, RISE Education Cayman Ltd. and the subsidiaries of the Company as used in this Agreement shall include the subsidiaries of the Company’s predecessor, RISE Education Cayman Ltd.

(b) For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on the Director with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or its beneficiaries.

(c) For the purpose of this Agreement, “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Claim, or responding to, or objecting to, a request to provide discovery in any Claim. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by the Indemnitee without the Company’s prior written consent or the amount of judgments or fines against the Indemnitee.

(d) For the purpose of this Agreement, “Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral panel (public or private) or other body or administrative, regulatory or quasi-judicial authority, self-regulated organization, stock exchange, or quasi-governmental authority, or any agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

(e) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) any reference in this Agreement to a Section shall mean a Section of this Agreement; (ii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa; (iii) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (iv) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnification Events regardless of whether the Indemnitee continues to serve as a director or an officer of the Company or of any other enterprise, including subsidiaries of the Company, at the Company’s request.

13. Attorneys’ Fees. Subject to Section 8 and except as prohibited by applicable law, in the event that any action is instituted by the Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, the Indemnitee shall be entitled to be paid all Expenses actually incurred by the Indemnitee with respect to such action if the Indemnitee is ultimately successful in such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to be paid Expenses actually incurred by the Indemnitee in defense of such action (including costs and expenses incurred with respect to the Indemnitee’s counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action in accordance with the procedures set forth in Section 2(a).

14. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed to have been duly given when delivered in person or upon receipt of confirmation of error-free transmission when transmitted by email or on the next business day if transmitted by international overnight courier (fees prepaid), and shall be addressed at the addresses as set forth beneath the parties’ signatures to this Agreement, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

15. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction or an arbitral tribunal to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of Hong Kong, without regard to the conflict of laws principles thereof.

17. Dispute Resolution.

(a)

Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with notice to the other.

(b)

The arbitration shall be conducted in Hong Kong Special Administrative Region of the People’s Republic of China under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Indemnitee shall appoint one member of the arbitral tribunal and the Company shall appoint one member of the arbitral tribunal. The appointment of the third arbitrator shall be jointly agreed by the first two members of the arbitral tribunal. If they fail to reach such an agreement, the Centre shall appoint the third arbitrator.

(c)

The arbitration proceedings shall be conducted in English. The arbitral tribunal shall apply the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the arbitration.

(d)	In the course of arbitration, the parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration.

(e)	The award of the arbitral tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)	Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

18. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the applicable Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company to effectively bring suit to enforce such rights.

19. Amendment and Termination. Except as provided in Section 21, no amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by the parties to be bound thereby. Notice of same shall be provided to all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

20. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving the Indemnitee any right to be retained in the employment or service of the Company or any of its subsidiaries.

21. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the constitutional documents of the Company and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder. Without limiting the generality of the foregoing, to the extent that there was an existing indemnification agreement or other similar agreement, understanding or negotiation, written and oral, between the Indemnitee and RISE Education Cayman Ltd prior to the Closing, such agreement, understanding or negotiation shall automatically terminate upon the effectiveness of this Agreement.

22. Other Indemnitors. The Company hereby acknowledges that the Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by other indemnitors (collectively, the “Other Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the constitutional documents of the Company and any other agreement between the Company and the Indemnitee, without regard to any rights the Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of the Indemnitee with respect to any claim for which the Indemnitee have sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. The Company and the Indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 22.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

NaaS Technology, Inc.

By:

Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

Indemnitee:

Name:
Address: